Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Gray Television, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value per share	Rule 457(c) and Rule 457(h)	2,500,000	$18.53 (2)	$46,325,000.00	$92.70 per $1,000,000	$4,294.33
Total Offering Amounts							$4,294.33
Total Fee Offsets							-
Net Fee Due							$4,294.33

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933 (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) also covers additional securities of Gray Television, Inc. as may become issuable pursuant to the anti-dilution provisions of the Gray Television, Inc. Capital Accumulation Plan (the “Plan”).

(2)         Estimated solely for the purposes of determining the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act, on the basis of the average of the high and low sale prices of the securities as reported on a when-issued basis on the New York Stock Exchange on August 1, 2022, a date that is within five business days prior to filing.